Exhibit 99.1

                 Semtech Announces Strong Third Quarter Results

    CAMARILLO, Calif.--(BUSINESS WIRE)--Nov. 24, 2003--

                New Orders Up 23 Percent Sequentially;
                  Net Sales and EPS Exceed Forecast;
      Outlook for 8 to 10 Percent Sales Growth in Fourth Quarter

    Semtech Corporation (Nasdaq:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced that net sales for its third quarter of fiscal year 2004 increased 8 percent compared to the second quarter. This exceeded the Company's prior forecast. Gross margin, operating income and earnings per share for the quarter also improved ahead of forecast.
    Net sales for the third quarter that ended October 26, 2003 were $48.1 million, up from $44.6 million in the second quarter and $47.2 million in the prior year third quarter. Net income for the third quarter of fiscal year 2004 was $9.3 million or 12 cents per diluted share.
    Gross margin was 58.0 percent in the third quarter of fiscal year 2004, up from 57.3 percent in the second quarter and 56.0 percent in the prior year period. Third quarter operating income increased 26 percent over the previous quarter and 30 percent compared to the prior year quarter. The increase in operating income reflected improved sales and increased contribution from higher margin products.
    Net sales for the first nine months of fiscal year 2004 were $136.7 million and net income was $19.9 million or 26 cents per diluted share. For the first nine months of fiscal year 2003, net sales were $148.4 million and net income was $34.1 million or 44 cents per diluted share. Interest and other income/expense for both nine month periods include gains related to the Company's repurchase of convertible subordinated debentures. The first nine months of the current fiscal year include the expense of calling the remaining outstanding convertible subordinated debentures.
    New orders in the third quarter of fiscal year 2004 increased 23 percent compared to the prior quarter. This resulted in the Company's highest quarterly book-to-bill ratio in the last 4 years and best order volume since the fourth quarter of fiscal year 2001. Demand was particularly strong for Power Management products used in notebook computers, cellular handsets and other handheld devices.
    Jason Carlson, Semtech's President and Chief Executive Officer, commented, "Our performance in portable applications has been outstanding. Building off our strength in Power and Protection, we are now starting to win designs for Human Input Devices (HID) used to control touch-pads, pointing sticks and keyboards. Improved demand for products used in more capital intensive end-markets, like test, industrial and communication systems are also driving sales growth and higher gross margin."
    Two of Semtech's emerging product lines recorded impressive order growth during the quarter. Orders for the Company's SETS and Networking/Industrial Power Management product lines both grew sequentially in excess of 35 percent. In addition, an initial design win for HID products was recorded with a major notebook OEM. These three emerging product lines contribute to Semtech's outlook for sales growth and margin expansion over the coming year.

    Fourth Quarter Outlook

    Based on beginning backlog entering the quarter, Semtech estimates that net sales for the fourth quarter of fiscal year 2004 will be up 8 to 10 percent over the third quarter. Turns orders (orders received and shipped in the same quarter) of approximately 35 percent are required to achieve this forecast. Gross margin and operating income should improve. Earnings per diluted share in the fourth quarter are forecasted to be 14 cents.
    Mr. Carlson added, "As the end-markets have improved, our customer base has begun to give us more visibility. This has allowed us to build some backlog, which has reduced our reliance on turns orders to below 50 percent for the first time in three quarters."
    Semtech spent $3.1 million on the repurchase of common stock in the third quarter and expects to continue to buyback shares under its current buyback program. The Company ended the third quarter with $260.3 million of cash and investments, up $14.5 million from the prior quarter.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.




                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
              (In thousands -- except per share amounts)

                                Three Months Ended  Nine Months Ended
                                 Oct. 26, Oct. 27,  Oct. 26,  Oct. 27,
                                   2003     2002      2003      2002

Net sales                        $48,112  $47,168  $136,698  $148,427
Cost of sales                     20,230   20,736    58,429    63,583
Gross profit                      27,882   26,432    78,269    84,844

Operating costs and expenses:
Selling, general and
 administrative                    9,271    8,790    27,445    26,018
Product development and
 engineering                       7,533    7,912    22,835    23,709
One-time costs                         -    1,202         -     1,202

Total operating costs and
 expenses                         16,804   17,904    50,280    50,929

Operating income                  11,078    8,528    27,989    33,915

Interest and other (expense)
 income, net                       1,103   10,649    (1,756)   13,368

Income before provision for taxes 12,181   19,177    26,233    47,283
Provision for taxes                2,923    6,137     6,296    13,164

Net income                        $9,258  $13,040   $19,937   $34,119

Earnings per share:
Basic                              $0.13    $0.18     $0.27     $0.47
Diluted                            $0.12    $0.17     $0.26     $0.44

Weighted average number of
 shares:
Basic                             73,704   73,389    73,449    73,139
Diluted                           77,902   76,721    77,154    77,430


Notes regarding Consolidated Statements of Income:

1.) In the nine month period ended October 26, 2003, $949,000 of previously written-off inventory was sold. In the nine month period ended October 27, 2002, $862,000 of previously written-off inventory was sold.

2.) "Interest and other (expense) income, net" includes a $6.8 million charge for the calling of the Company's convertible subordinated notes in the nine month period ended October 26, 2003.

3.) "Interest and other (expense) income, net" includes a gain on the repurchase of convertible subordinated notes of $2.9 million in the nine month period ended October 27, 2003 and a gain of $11.2 million in the nine month period ended October 27, 2002.




                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                   Oct. 26,  Jan. 26,
                                                     2003      2003
                                                 (Unaudited)
Assets

Current assets:
Cash and cash equivalents                           $90,310  $137,041
Temporary investments                                91,961   273,382
Receivables, less allowances                         20,614    17,676
Inventories                                          20,974    16,351
Income taxes refundable                               5,795         -
Deferred income taxes                                 5,767    11,731
Other current assets                                  3,550     2,267
Total current assets                                238,971   458,448
Property, plant and equipment, net                   48,891    51,547
Investments, maturities in excess of 1 year          78,013    78,624
Deferred income taxes                                24,779    27,143
Other assets                                            365     4,784

Total Assets                                       $391,019  $620,546


Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                    $10,182    $5,725
Accrued liabilities                                  14,539    26,596
Income taxes payable                                  2,454     3,593
Deferred revenue                                      1,876     1,583
Other current liabilities                                14        39
Total current liabilities                            29,065    37,536
Long-term debt                                            -   241,570
Total Stockholders' equity                          361,954   341,440

Total Liabilities and Stockholders' Equity         $391,019  $620,546




    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)